Exhibit 99.1

PEPSIAMERICAS

2000 STOCK INCENTIVE PLAN

(As Adopted by the Board of Directors on February 18, 2000

and Approved by the Stockholders on May 4, 2000)

PEPSIAMERICAS, INC.

2000 STOCK INCENTIVE PLAN

(Approved February 18, 2000 by Board of Directors)

1. Definitions

The following definitions shall be applicable throughout this Plan:

(a)	“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provision to such section and any regulations under such section.

(b)	“Committee” shall mean the Committee selected by the Board of Directors as provided in Paragraph 4, consisting of two or more members of the Board of Directors, each of whom may be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and (ii) an “outside director” within the meaning of Section 162(m) of the Code.

(c)	“Common Stock” shall mean common stock of the Corporation, $.01 par value.

(d)	“Corporation” shall mean PepsiAmericas, Inc., a Delaware corporation.

(e)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(f)	“Holder” shall mean an individual who has been granted an Option, Restricted Stock Award or Performance Award.

(g)	“Option” shall mean any option granted under the Plan for the purchase of Common Stock.

(h)	“Performance Award” shall mean an award of Common Stock or cash granted under the Performance Award provisions of the Plan.

(i)

“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met during the applicable performance period as a condition to (i) the receipt of an Option or SAR, (ii) the exercisability of all or a portion of an Option or SAR, (iii) the vesting of shares of Common Stock subject to a Restricted Stock Award or (iv) the receipt of shares of Common Stock and/or cash with respect to a Performance Award. Such criteria and objectives may include one or more of the following: stock price, the attainment by a share of Common Stock of a specified fair market value for a specified period of time, capitalization, earnings per share, growth in stock price, growth in market value, return to stockholders (including or excluding dividends), return on equity, earnings, earnings per share, economic value added, revenues, net income, operating income, return on assets, return on capital, return on sales, market share, cash flow measures or cost reduction goals, or any combination of the foregoing.

If the Committee desires that compensation payable pursuant to any award under the Plan be qualified performance-based compensation under Section 162(m) of the Code and the rules and regulations thereunder, the Performance Measures (i) shall be established by the Committee no later than 90 days after the first day of the performance period (or such other time permitted under Section 162(m) of the Code) and (ii) shall satisfy all other applicable requirements imposed under Treasury Regulations promulgated under Section 162(m) of the Code, including the requirement that such Performance Measures be stated in terms of an objective formula or standard. The Performance Measures determined by the Committee shall be established prior to the beginning of each performance period but, except as necessary to qualify a Performance Award as “performance-based compensation” under Section 162(m) of the Code and the rules and regulations thereunder, may be subject to such later revisions to reflect significant, unforeseen events or changes, as the Committee shall deem appropriate.

(j)	“Plan” shall mean the Corporation’s 2000 Stock Incentive Plan, as amended from time to time.

(k)	“Restricted Stock Award” shall mean an award of Common Stock granted under the Restricted Stock Award provisions of the Plan.

(l)	“Retirement” shall mean cessation of active employment or service with the Corporation or a subsidiary pursuant to the Corporation’s retirement policies and programs.

(m)	“SAR” shall mean a stock appreciation right which is issued in tandem with, or by reference to, an Option, which entitles the Holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such Option, shares of Common Stock, cash or a combination thereof with an aggregate value equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the purchase price specified in such Option, multiplied by the number of shares of Common Stock subject to such Option, or portion thereof, which is surrendered.

2. Purpose

It is the purpose of the Plan to provide a means through which the Corporation may attract able persons to enter its employ and the employ of its subsidiaries, to serve as directors and to provide a means whereby those persons upon whom the responsibilities of the successful administration and management of the Corporation or its subsidiaries rest, and whose present and potential contributions to the welfare of the Corporation or its subsidiaries are of importance, can acquire and maintain stock ownership. Such persons should thus have a greater than ordinary concern for the welfare of the Corporation and/or its subsidiaries and would be expected to strengthen and maintain a desire to remain in the employ or service of the Corporation or its subsidiaries. It is a further purpose of the Plan to provide such persons with additional incentive and reward opportunities designed to enhance the profitable growth of the Corporation. So that the maximum incentive can be provided each participant in the Plan by granting such participant an Option or award best suited to such participant’s circumstances, the Plan provides for granting “incentive stock options” (as defined in Section 422 of the Code) and nonqualified stock options (with or without SARs), Restricted Stock Awards and Performance Awards, or any combination of the foregoing.

3. Effective Date and Duration of the Plan

The Plan shall be submitted to the stockholders of the Corporation for approval and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the 2000 annual meeting of stockholders, shall become effective on the date of approval by the Board of Directors. The Plan shall remain in effect until all Options granted under the Plan have been exercised, all restrictions imposed upon Restricted Stock Awards have been eliminated and all Performance Awards have been satisfied.

4. Administration

The members of the Committee shall be selected by the Board of Directors to administer the Plan. A majority of the Committee shall constitute a quorum. Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine the individuals to receive Options (with or without SARs), Restricted Stock Awards and Performance Awards, the time or times when they shall receive them, whether an “incentive stock option” under Section 422 of the Code or nonqualified option shall be granted, the number of shares to be subject to each Option and Restricted Stock Award and the value of each Performance Award. In making such determinations the Committee shall take into account the nature of the services rendered by each individual, such individual’s present and potential contribution to the Corporation’s success, and such other factors as the Committee shall deem relevant.

The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan and, subject to the express provisions of the Plan, to construe the respective Option, Restricted Stock Award and Performance Award agreements and the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to determine the terms, restrictions and provisions of the Option, Restricted Stock Award and Performance Award agreements (which need not be identical) including such terms, restrictions, Performance Measures and provisions as shall be requisite in the judgment of the Committee to cause certain Options to qualify as “incentive stock options” under Section 422 of the Code, and to make all other determinations necessary or advisable for administering the Plan. The Committee may, in its sole discretion and for any reason at any time, subject to the requirements imposed under Section 162(m) of the Code and regulations promulgated thereunder in the case of an award intended to be qualified performance-based compensation, take action such that (i) any or all outstanding Options shall become exercisable in part or in full, (ii) all or some of the restrictions applicable to any outstanding Restricted Stock Award shall lapse and (iii) all or a portion of any outstanding Performance Award shall be satisfied. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option, Restricted Stock Award or Performance Award agreement in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The determinations of the Committee on matters referred to in this Paragraph 4 shall be conclusive.

The Committee shall act by majority action at a meeting, except that action permitted to be taken at a meeting may be taken without a meeting if written consent thereto is given by all members of the Committee.

5. Grants of Options, Restricted Stock Awards and Performance Awards; Shares Subject to the Plan

The Committee may from time to time grant both “incentive stock options” under Section 422 of the Code and nonqualified options to purchase shares of Common Stock (with or without SARs), Restricted Stock Awards and Performance Awards to one or more officers, key employees or directors (or persons expected to become officers, key employees or directors) determined by it to be eligible for participation in accordance with the provisions of Paragraph 6 and providing for the issuance of such number of shares and, in the case of Performance Awards, having such value as in the discretion of the Committee may be fitting and proper. Subject to Paragraph 10, not more than 8,000,000 shares of Common Stock shall be available under the Plan upon exercise of Options or SARs or pursuant to Restricted Stock Awards or Performance Awards granted under the Plan. Performance Awards which may be exercised or paid only in cash shall not affect the number of shares of Common Stock available for issuance under the Plan.

The Common Stock to be offered under the Plan pursuant to Options, SARS, Restricted Stock Awards and Performance Awards may be Common Stock previously issued and outstanding and reacquired by the Corporation or newly issued shares.

The number of shares of Common Stock available under the Plan shall be reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding Options, Restricted Stock Awards and outstanding Performance Awards which may be paid in part or solely in shares of Common Stock. To the extent (i) that an outstanding Option expires or terminates unexercised or is canceled or forfeited (other than in connection with the exercise of an SAR for Common Stock as set forth in the immediately following sentence) or (ii) that an outstanding Restricted Stock Award or outstanding Performance Award which may be paid in part or solely in shares of Common Stock expires or terminates without vesting or is canceled or forfeited or (iii) shares of Common Stock are withheld or delivered pursuant to the provisions on Share Withholding set forth in Paragraph 11 (A), then the shares of Common Stock subject to such expired, terminated, unexercised, canceled or forfeited portion of such Option, Restricted Stock Award or Performance Award, or the shares of Common Stock so withheld or delivered, shall again be available under the Plan. In the event all or a portion of an SAR is exercised, the number of shares of Common Stock subject to the related Option (or portion thereof) shall again be available under the Plan, except to the extent that shares of Common Stock were actually issued upon exercise of the SAR.

To the extent necessary for an award hereunder to be qualified performance-based compensation under Section 162(m) of the Code and the rules and regulations thereunder, the maximum number of shares of Common Stock with respect to which Options, SARs, Restricted Stock Awards or Performance Awards or a combination thereof may be granted during any calendar year to any person shall be 1,000,000 subject to adjustment as provided in Paragraph 10. Grants of Options, Restricted Stock Awards or Performance Awards that are canceled shall count toward the maximum stated in the preceding sentence.

6. Eligibility

Options, Restricted Stock Awards and Performance Awards may be granted only to persons who, at the time of the grant or award, are officers, other key employees or directors of the Corporation or any of its present and future subsidiaries within the meaning of Section 424(f) of the Code (herein called subsidiaries) or such persons expected to become such officers, key employees or directors. Options, Restricted Stock Awards or Performance Awards, or any combination thereof, may be granted on one or more occasions to the same person. A person who has received or is eligible to receive options to purchase stock of any subsidiary of the Corporation or incentive awards from any subsidiary of the Corporation will not, by reason thereof, be ineligible to receive Options, Restricted Stock Awards or Performance Awards under the Plan unless prohibited by the plan of such subsidiary.

Nothing in the Plan or any Option, Restricted Stock Award or Performance Award agreement shall be construed to constitute or be evidence of an agreement or understanding, expressed or implied, on the part of the Corporation or its subsidiaries to employ any person for any specific period of time.

7. Options and SARs

(A) Number of Shares. The Committee may, in its discretion, grant Options to such eligible persons as may be selected by the Committee. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an Option. With respect to each Option, the Committee shall determine the number of shares subject to the Option and the manner and the time of exercise of such Option. The Committee shall make such other determinations which in its discretion are fitting and proper.

(B) Stock Option Agreement. Each Option shall be evidenced by a stock option agreement in such form containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify certain Options as “incentive stock options” under Section 422 of the Code. An incentive stock option may not be granted to any person who is not an employee of the Corporation or any parent or subsidiary (as defined in Section 424 of the Code). Each incentive stock option shall be granted within ten years of the earlier of the date the Plan is adopted by the Corporation’s Board of Directors and the date the Plan is approved by the stockholders of the Corporation. To the extent that the aggregate fair market value (determined as of the date of grant) of shares of Common Stock with respect to which Options designated as incentive stock options are exercisable for the first time by a person during any calendar year exceeds the amount (currently $100,000) established by the Code, such Options shall be deemed to be nonqualified stock options.

(C) Option Price and Term of Option. The purchase price per share of the Common Stock under each Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than 100% of the fair market value of the Common Stock at the date such Option is granted; provided, further, that if an incentive stock option shall be granted to any person who, at the time such Option is granted, owns capital stock of the Corporation possessing more than ten percent of the total combined voting power of all classes of capital stock of the Corporation (or of any parent or subsidiary of the Corporation) (a “Ten Percent Holder”), such purchase price shall be the price (currently 110% of fair market value) required by the Code in order to constitute an incentive stock option.

The period during which an Option may be exercised shall be determined by the Committee; provided, however, that no incentive stock option shall be exercised later than ten years after its date of grant; provided further, that if an incentive stock option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the exercisability of all or a portion of an Option. The Committee shall determine whether an Option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable Option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

(D) Payment. An Option may be exercised by giving written notice to the Corporation specifying the number of shares of Common Stock to be purchased and accompanied by payment of the purchase price in full (or arrangement made for such payment to the Corporation’s satisfaction). As set forth in the agreement evidencing the Option, the purchase price may be paid (a) in cash or (b) by delivery (either actual delivery or by attestation procedures established by the Corporation) of previously-owned whole shares of Common Stock (for which the holder has good title, free and clear of all liens and encumbrances and which such holder either (1) has held for at least six months or (ii) has purchased on the open market) valued at their fair market value on the date of exercise. If applicable, a person exercising an Option shall surrender to the Corporation any SARs which are canceled by reason of the exercise of such Option.

(E) Termination of Employment or Service or Death of Holder. In the event of any termination of the employment or service of a Holder with the Corporation or one of its subsidiaries, other than by reason of death or, in the case of a Holder of a nonqualified option, Retirement, the Holder may (unless otherwise provided in the Option agreement) exercise each Option held by such Holder at any time within three months (or one year if the Holder is permanently and totally disabled within the meaning of Section 22(e)(3) of the Code) after such termination of employment or service, but only if and to the extent such Option is exercisable at the date of such termination of employment or service, and in no event after the date on which such Option would otherwise terminate; provided, however, that if such termination of employment or service is for cause or voluntary on the part of the Holder without the written consent of the Corporation, any Option held by such Holder under the Plan shall terminate unless otherwise provided in the Option agreement.

In the event of the termination of employment or service of a Holder of a nonqualified option by reason of Retirement, then each nonqualified option held by the Holder shall be fully exercisable, and, subject to the following paragraph, such nonqualified option shall be exercisable by the Holder at any time up to and including (but not after) the date on which the nonqualified option would otherwise terminate (unless otherwise provided in the Option agreement).

Unless otherwise provided in the Option agreement, in the event of the death of a Holder (i) while employed by or providing service to the Corporation or one of its subsidiaries or after Retirement, (ii) within three months after termination of the Holder’s employment, other than a termination by reason of death, Retirement or permanent and total disability within the meaning of Section 22(e)(3) of the Code, or (iii) within one year after termination of the Holder’s employment by reason of such disability, then each Option held by such Holder may be exercised by the legatees of the Holder under his last will, or by his personal representatives or distributees, at any time within a period of nine months after the Holder’s death, but only if and to the extent such Option is exercisable at the date of death (unless death occurs while the Holder is employed by or providing service to the Corporation or one of its subsidiaries, in which case each Option held by the Holder shall be fully exercisable), and in no event after the date on which such Option would otherwise terminate.

(F) Privileges of the Holder as Stockholder. The Holder shall be entitled to all the privileges and rights of a stockholder with respect only to such shares of Common Stock as have been actually purchased under the Option and registered in the Holder’s name.

(G) SARs. The Committee may, in its sole discretion, grant an SAR (concurrently with the grant of the Option or, in the case of a nonqualified option which is not intended to be qualified performance-based compensation under Section 162(m) of the Code and the rules and regulations thereunder, subsequent to such grant) to any Holder of any Option granted under the Plan (or such Holder’s legatees, personal representatives or distributees then entitled to exercise such Option). The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. An SAR may be exercised (i) by giving written notice to the Corporation specifying the number of SARs which are being exercised and (ii) by surrendering to the Corporation any Options which are canceled by reason of the exercise of the SAR. An SAR shall be exercisable upon such additional terms and conditions as may from time to time be prescribed by the Committee. No fractional share shall be issued upon the exercise of any SAR.

(H) Non-Transferability. Unless otherwise specified in the agreement evidencing an Option or SAR, no Option or SAR hereunder shall be transferable other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Corporation. Except to the extent permitted by the foregoing sentence, each Option or SAR may be exercised during the Holder’s lifetime only by the Holder or the Holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no Option or SAR hereunder shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any Option or SAR hereunder, such Option or SAR and all rights thereunder shall immediately become null and void.

8. Restricted Stock Awards

(A) Restriction Period to Be Established by the Committee. At the time of the making of a Restricted Stock Award, the Committee shall establish a period of time (the “Restriction Period”) applicable to such award. The Committee may establish different Restriction Periods from time to time and each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met during the Restriction Period as a condition to the vesting of all or a portion of the shares of Common Stock subject to a Restricted Stock Award and for the forfeiture of all or a portion of such shares if such Performance Measures shall not be satisfied or met during the Restriction Period. Notwithstanding anything contained herein to the contrary, in the case of a Restricted Stock Award intended to be qualified performance-based compensation under Section 162(m) and the rules and regulations thereunder, shares of Common Stock subject thereto shall not be vested until the Committee certifies in writing that the applicable Performance Measures for the performance period have in fact been achieved.

(B) Other Terms and Conditions. Common Stock, when awarded pursuant to a Restricted Stock Award, shall be represented by a stock certificate or book-entry credits registered in the name of the Holder who receives the Restricted Stock Award or a nominee for the benefit of the Holder. The Holder shall have the right to receive dividends (or the cash equivalent thereof) during the Restriction Period and shall also have the right to vote such Common Stock and all other stockholder rights (in each case unless otherwise provided in the agreement evidencing the Restricted Stock Award), with the exception that (i) the Holder shall not be entitled to delivery of the stock certificate (or the removal of restrictions in the Corporation’s books and records) until the Restriction Period established by the Committee pursuant to Paragraph 8(A) shall have expired or lapsed, (ii) the Corporation shall retain custody of the stock certificate during the Restriction Period, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or dispose of such Common Stock during the Restriction Period, and (iv) a breach of restriction or breach of terms and conditions established by the Committee pursuant to the Restricted Stock Award shall cause a forfeiture of the Restricted Stock Award. If requested by the Corporation, a Holder of a Restricted Stock Award shall deposit with the Corporation stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Corporation, which would permit transfer to the Corporation of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. A distribution with respect to shares of Common Stock, other than a distribution in cash, shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made, unless otherwise determined by the Committee. The Committee may, in addition, prescribe additional restrictions, terms or conditions upon or to the Restricted Stock Award in the manner prescribed by Paragraph 4. The Committee may, in its sole discretion, also establish rules pertaining to the Restricted Stock Award in the event of termination of employment or service (by Retirement, disability, death or otherwise) of a Holder of such award prior to the expiration of the Restriction Period.

(C) Restricted Stock Award Agreement. Each Restricted Stock Award shall be evidenced by an agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve.

(D) Payment for Restricted Stock. Restricted Stock Awards may be made by the Committee whereby the Holder receives Common Stock subject to those terms, conditions and restrictions established by the Committee but is not required to make any payment for said Common Stock. The Committee may also establish terms as to each Holder whereby such Holder, as a condition to the Restricted Stock Award, is required to pay, in cash or other consideration, all (or any lesser amount than all) of the fair market value of the Common Stock, determined as of the date the Restricted Stock Award is made.

(E) Termination of Employment or Service or Death of Holder. A Restricted Stock Award shall terminate for all purposes if the Holder does not remain continuously in the employ or service of the Corporation or a subsidiary at all times during the applicable Restriction Period, except as may otherwise be determined by the Committee.

9. Performance Awards

(A) Performance Period. The Committee shall establish with respect to each Performance Award a performance period over which performance shall be measured. The performance period shall be established at the time of such award.

(B) Performance Awards. Each Performance Award shall have a maximum value established by the Committee at the time of such award.

(C) Performance Measures. Performance Awards shall be awarded to an eligible person contingent upon future performance of the Corporation and/or the Corporation’s subsidiary, division or department in which such person is employed over the performance period. The Committee shall establish the Performance Measures applicable to such performance.

(D) Award Criteria. In determining the value of Performance Awards, the Committee shall take into account an eligible person’s responsibility level, performance, potential, cash compensation level, unexercised stock options, other incentive awards and such other considerations as it deems appropriate. Notwithstanding the preceding sentence, to the extent necessary for a Performance Award payable in cash to be qualified performance-based compensation under Section 162(m) of the Code and the rules and regulations thereunder, the maximum amount that may be paid under all such Performance Awards to any one person during any period of three calendar years shall be $10,000,000.

(E) Payment. Following the end of each performance period, the Holder of each Performance Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Award, based on the achievement of the Performance Measures for such performance period, as determined by the Committee. Payment of Performance Awards may be made wholly in cash, wholly in shares of Common Stock or a combination thereof, all at the discretion of the Committee. Payment shall be made in a lump sum or in installments, and shall be subject to such vesting and other terms and conditions as may be prescribed by the Committee for such purpose. Notwithstanding anything contained herein to the contrary, in the case of a Performance Award intended to be qualified performance-based compensation under Section 162(m) and the rules and regulations thereunder, no payment shall be made under any such Performance Award until the Committee certifies in writing that the Performance Measures for the performance period have in fact been achieved.

(F) Termination of Employment or Service or Death of Holder. A Performance Award shall terminate for all purposes if the Holder does not remain continuously in the employ or service of the Corporation or a subsidiary at all times during the applicable performance period, except as may otherwise be determined by the Committee.

In the event that a Holder of a Performance Award ceases to be an employee or director of the Corporation following the end of the applicable performance period but prior to full payment according to the terms of the Performance Award, payment shall be made in accordance with terms established by the Committee for the payment of such Performance Award.

(G) Other Terms and Conditions. When a Performance Award is payable in installments in Common Stock, if determined by the Committee, one or more stock certificates or book-entry credits registered in the name of the Holder representing shares of Common Stock which would have been issuable to the Holder of the Performance Award if such payment had been made in full on the day following the end of the applicable performance period may be registered in the name of such Holder, and during the period until such installment becomes due such Holder shall have the right to receive dividends (or the cash equivalent thereof) and shall also have the right to vote such Common Stock and all other stockholder rights (in each case unless otherwise provided in the agreement evidencing the Performance Award), with the exception that (i) the Holder shall not be entitled to delivery of any stock certificate until the installment payable in shares becomes due, (ii) the Corporation shall retain custody of any stock certificates until such time and (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or dispose of such Common Stock until such time. A distribution with respect to shares of Common Stock payable in installments which has not become due, other than a distribution in cash, shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made, unless otherwise determined by the Committee.

(H) Performance Award Agreements. Each Performance Award shall be evidenced by an agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve.

10. Adjustments Upon Changes in Capitalization; Change in Control

(A) Notwithstanding any other provision of the Plan, (i) the number and class of securities or other consideration subject to any Option or to be delivered pursuant to any Restricted Stock Award or Performance Award and (ii) the Option or Restricted Stock Award price shall be appropriately adjusted by the Committee, whose determination shall be conclusive, in the event of a stock split, stock dividend, spin-off, split-up, recapitalization, merger, consolidation, combination or exchange of shares, or the like. In such event, the maximum number and class of securities available under the Plan, and the number and class of securities subject to Options, SARs, Restricted Stock Awards or Performance Awards, shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

(B) (i) In the event of a “change in control” (as hereinafter defined) pursuant to subparagraph (C)(i) or (ii) below, or in the event of a change in control pursuant to subparagraph (C)(iii) or (iv) below in connection with which the holders of Common Stock receive consideration other than shares of common stock that are registered under Section 12 of the Exchange Act:

(1) (x) each Option granted under the Plan shall be exercisable in full, (y) each Holder of an Option shall receive from the Corporation within 60 days after the change in control, in exchange for the surrender of the Option or any portion thereof to the extent the Option is then exercisable in accordance with clause (x), an amount in cash equal to the difference between the fair market value (as determined by the Committee) on the date of the change in control of the Common Stock covered by the Option or portion thereof which is so surrendered and the purchase price of such Common Stock under the Option and (z) each SAR shall be surrendered by the Holder thereof and shall be canceled simultaneously with the cancellation of the related Option, provided, however, that the Committee shall have the discretion to provide that there shall be substituted for such shares of Common Stock subject to an outstanding Option a number and a class of securities of the entity effecting the change in control such that the purchase price per security shall be appropriately adjusted by the Committee (whose determination shall be conclusive), such adjustments to be made without any increase in the aggregate purchase price;

(2) each Holder of a Restricted Stock Award shall receive from the Corporation within 60 days after the change in control, in exchange for the surrender of the Restricted Stock Award, an amount in cash equal to the difference between the fair market value (as determined by the Committee) on the date of the change in control of the Common Stock subject to the Restricted Stock Award and the purchase price, if any, of such Common Stock;

(3) each Holder of a Performance Award for which the performance period has not expired shall receive from the Corporation within 60 days after the change in control, in exchange for the surrender of the Performance Award, an amount in cash equal to the product of the value of the Performance Award and a fraction, the numerator of which is the number of whole months which have elapsed from the beginning of the performance period to the date of the change in control, and the denominator of which is the number of whole months in the performance period; and

(4) each Holder of a Performance Award that has been earned but not yet paid shall receive an amount in cash equal to the value of the Performance Award.

(ii) Notwithstanding any other provision of the Plan or any agreement relating to an Option, Restricted Stock Award or Performance Award, in the event of a change in control pursuant to subparagraph (C)(iii) or (iv) below in connection with which the holders of Common Stock receive shares of common stock that are registered under Section 12 of the Exchange Act:

(1) each Option and SAR granted under the Plan shall be exercisable in full;

(2) the Restriction Period applicable to any outstanding Restricted Stock Award shall lapse and, if applicable, any other restrictions, terms or conditions shall lapse and/or be deemed to be satisfied at the maximum value or level;

(3) the Performance Measures applicable to any outstanding Performance Award shall be deemed to be satisfied at the maximum value; and

(4) there shall be substituted for each share of Common Stock remaining available under the Plan, whether or not then subject to an outstanding Option (and SAR), Restricted Stock Award or Performance Award, the number and class of shares into which each outstanding share of Common Stock shall be converted pursuant to such change in control. In the event of any such substitution, the purchase price per share in the case of an Option or Restricted Stock Award shall be appropriately adjusted by the Committee (whose determination shall be conclusive), such adjustments to be made without any increase in the aggregate purchase price.

(C) For purposes of this paragraph, the term “change in control” shall mean:

(i) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of cumulatively, 25% or more of either (x) the then outstanding shares of common stock of the Corporation (the “Outstanding Common Stock”) or (y) the combined voting power of the then outstanding securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Corporation (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Corporation), (2) any acquisition by the Corporation, (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation; (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of clause (iii) in this definition of change in control; or (5) any acquisition by PepsiCo, Inc., a North Carolina corporation, or any affiliate thereof (collectively, “PepsiCo”), provided that following such acquisition, PepsiCo does not own more than 49% of the Outstanding Common Stock or Outstanding Voting Securities;

(ii) individuals who, as of the effective date of the Plan, constitute the Board of Directors of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Corporation subsequent to such effective date whose election, or nomination for election by the Corporation’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Corporation as a result of an actual or threatened solicitation by a person or group for the purpose of opposing a solicitation by any other person or group with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors shall not be deemed a member of the Incumbent Board;

(iii) the consummation of a reorganization, merger or consolidation of the Corporation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (1) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 66 2/3% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (2) no Person (other than: the Corporation; any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv) the consummation of a plan of complete liquidation or dissolution of the Corporation.

(D) With respect to any Holder of an Option or SAR who is subject to Section 16 of the Exchange Act, (i) notwithstanding the exercise periods set forth in Paragraph 7(E) or as set forth pursuant to Paragraph 7(E) in any agreement evidencing such Option or SAR and (ii) notwithstanding the expiration date of the term of such Option or SAR, in the event the Corporation is involved in a business combination which is intended to be treated as a pooling of interests for financial accounting purposes (a “Pooling Transaction”) or pursuant to which such Holder receives a substitute option to purchase securities of any entity, including an entity directly or indirectly acquiring the Corporation, then each Option or SAR (or option or stock appreciation right in substitution thereof) held by such Holder shall be exercisable to the extent set forth in the agreement evidencing such Option or SAR until and including the latest of (x) the expiration date of the term of the Option or SAR or, in the event of such Holder’s termination of employment or service, the date determined pursuant to Paragraph 7(E), (y) the date which is six months and ten business days after the consummation of such business combination and (z) the date which is ten business days after the date of expiration of any period during which such Holder may not dispose of a security issued in the Pooling Transaction in order for the Pooling Transaction to be accounted for as a pooling of interests.

11. Withholding Taxes

(A) If provided in the agreement evidencing an Option, SAR, Restricted Stock Award or Performance Award, the Holder thereof may elect, by written notice to the Corporation at the office of the Corporation designated for that purpose, to pay through withholding by the Corporation all or a portion of the estimated federal, state, local and other taxes arising from (1) the exercise of an Option or SAR and (2) the vesting or distribution of shares of Common Stock pursuant to a Restricted Stock Award or Performance Award (a) by having the Corporation withhold shares of Common Stock or (b) by delivering previously-owned shares (collectively, “Share Withholding”), in each case being such number of shares of Common Stock as shall have a fair market value equal to the amount of taxes required to be withheld, rounded up to the nearest whole share; provided, however, that such shares of Common Stock may not have a fair market value in excess of the amount determined by applying the minimum statutory withholding rate.

(B) A Share Withholding election shall be subject to disapproval by the Corporation.

(C) If the date as of which the amount of tax to be withheld is determined (the “Tax Date”) is deferred until after the exercise of an Option or SAR, the expiration of the Restriction Period applicable to a Restricted Stock Award or the payment of a Performance Award, and if the Holder elects Share Withholding, the Corporation may issue to the Holder the full number of shares of Common Stock, if any, resulting from such exercise, expiration or payment and the Holder shall be unconditionally obligated to deliver to the Corporation on the Tax Date such number of shares of Common Stock as shall have an aggregate fair market value equal to the amount to be withheld on the Tax Date, rounded up to the nearest whole share.

(D) The fair market value of shares of Common Stock used for payment of taxes, as provided in this Paragraph 11, shall be the mean sale price per share, as reported for New York Stock Exchange Composite Transactions, on the Tax Date.

12. Termination of Plan

The Plan may be terminated at any time by the Board of Directors, except with respect to any Options, SARs, Restricted Stock Awards or Performance Awards outstanding. The Corporation reserves the right to restrict, in whole or in part, the exercise of any Options or SARs or the delivery of Common Stock pursuant to any Restricted Stock Awards or Performance Awards granted under the Plan until such time as,

(A) any legal requirements or regulations have been met relating to the issuance of the shares covered thereby or to their registration under the Securities Act of 1933 or to any applicable State laws; and

(B) satisfactory assurances are received that the shares when issued will be duly listed on the New York Stock Exchange, Inc.

13. Amendment of the Plan

The Board of Directors may amend the Plan; provided, however, that without the approval of the stockholders the Board of Directors may not amend the Plan, subject to Paragraph 10, to (a) increase the maximum number of shares which may be issued on exercise of Options or SARs or pursuant to Restricted Stock Awards or Performance Awards granted under the Plan or (b) effect any change inconsistent with Section 422 of the Code.

14. Effect of the Plan

Neither the adoption of the Plan nor any action of the Board of Directors or the Committee shall be deemed to give any person any right to be granted any Option, a right to a Restricted Stock Award or a right to a Performance Award or any rights hereunder except as may be evidenced by an Option agreement, Stock Award agreement or Performance Award agreement, duly executed on behalf of the Corporation, and then only to the extent and on the terms and conditions expressly set forth therein.

15. Governing Law

The Plan, each Option, Restricted Stock Award and Performance Award and the related agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

16. Foreign Employees

Without amending the Plan, the Committee may grant awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its subsidiaries operates or has employees.

WHITMAN CORPORATION 2000 STOCK INCENTIVE PLAN

AMENDMENT NO. 1

Pursuant to the authority retained by PepsiAmericas, Inc. (the “Company”) under Section 13 of the Whitman Corporation 2000 Stock Incentive Plan (the “Plan”), and the action of the Company at the February 16, 2001 meeting of the Board of Directors of the Company, the Company hereby amends the Plan in the following manner:

The name of the Plan shall hereby be changed to: PepsiAmericas, Inc. 2000 Stock Incentive Plan.

This name change is in recognition of the change of the Company’s name.

This Amendment No. 1 shall be effective as of February 16, 2001.

PepsiAmericas, Inc.

By:	/s/ Brian D. Wenger
Brian D. Wenger, Secretary

Dated:	May 30, 2002

PEPSIAMERICAS, INC. 2000 STOCK INCENTIVE PLAN

AMENDMENT NO. 2

Pursuant to the authority retained by PepsiAmericas, Inc. (the “Company”) under Section 13 of the PepsiAmericas, Inc. 2000 Stock Incentive Plan (the “Plan”), and the action of the Company at the February 17, 2004 meeting of the Board of Directors of the Company, the Company hereby amends the Plan in the following manner:

Section 5 “Grants of Options, Restricted Stock Awards and Performance Awards; Shares Subject to the Plan” shall be amended in its first paragraph, second sentence to read as follows: “Subject to paragraph 10, not more than 14 million shares of Common Stock shall be available under the Plan upon exercise of Options or SARs or pursuant to Restricted Stock Awards or Performance Awards granted under the Plan.”

But for the change above, the terms and provisions of the Plan remain as in effect prior to this Amendment.

This Amendment No. 2 shall be effective as of February 17, 2004.

PepsiAmericas, Inc.

By:	/s/ Brian D. Wenger
Brian D. Wenger, Secretary

Dated:	February 17, 2004

PEPSIAMERICAS, INC. 2000 STOCK INCENTIVE PLAN

AMENDMENT NO. 3

Pursuant to the authority retained by PepsiAmericas, Inc. (the “Company”) under Section 13 of the PepsiAmericas, Inc. 2000 Stock Incentive Plan (the “Plan”), and the action of the Company at the February 24, 2005 meeting of the Board of Directors of the Company, the Company hereby amends the Plan in the following manner:

Section 1 “Definitions” shall be amended by inserting a new sentence at the end of subsection (k), to read as follows: “Restricted Stock Award shall also include a Restricted Stock Unit Award, which is any award of the right to receive a cash payment equal to the fair market value of Common Stock upon the occurrence of some future event, such as the completion of a stated period of employment, under the terms set forth in an agreement.”

Section 8 “Restricted Stock Awards” shall be amended as follows: “(A) Restriction Period to Be Established by the Committee. At the time of the making of a Restricted Stock Award, the Committee shall establish a period of time (the “Restriction Period”) applicable to such award. The Committee may establish different Restriction Periods from time to time and each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met during the Restriction Period as a condition to the vesting of all or a portion of the shares or units subject to a Restricted Stock Award and for the forfeiture of all or a portion of such shares or units if such Performance Measures shall not be satisfied or met during the Restriction Period. Notwithstanding anything contained herein to the contrary, in the case of a Restricted Stock Award intended to be qualified performance-based compensation under Section 162(m) and the rules and regulations thereunder, shares or units subject thereto shall not be vested until the Committee certifies in writing that the applicable Performance Measures for the performance period have in fact been achieved.

(B) Other Terms and Conditions. Common Stock, if any, when awarded pursuant to a Restricted Stock Award, shall be represented by a stock certificate or book-entry credits registered in the name of the Holder who receives the Restricted Stock Award or a nominee for the benefit of the Holder. The Holder shall have the right to receive dividends (or the cash equivalent thereof) during the Restriction Period and shall also have the right to vote such Common Stock and all other stockholder rights (in each case unless otherwise provided in the agreement evidencing the Restricted Stock Award), with the exception that (i) the Holder shall not be entitled to delivery of the stock certificate (or the removal of restrictions in the Corporation’s books and records) until the Restriction Period established by the Committee pursuant to Paragraph 8(A) shall have expired or lapsed, (ii) the Corporation shall retain custody of the stock certificate during the Restriction Period, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or dispose of such Common Stock during the Restriction Period, and (iv) a breach of restriction or breach of terms and conditions established by the Committee pursuant to the Restricted Stock Awards shall cause a forfeiture of the Restricted Stock Award. If requested by the Corporation, a Holder of a Restricted Stock Award shall deposit with the Corporation stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Corporation, which would permit transfer to the Corporation of all or a portion of the shares of

Common Stock subject to the Restricted Stock Award, if any, in the event such award is forfeited in whole or in part. A distribution with respect to shares of Common Stock, other than a distribution in cash, shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made, unless otherwise determined by the Committee. The Committee may, in addition, prescribe additional restrictions, terms or conditions upon or to the Restricted Stock Award in the manner prescribed by Paragraph 4. The Committee may, in its sole discretion, also establish rules pertaining to the Restricted Stock Award in the event of termination of employment or service (by Retirement, disability, death or otherwise) of a Holder of such award prior to the expiration of the Restriction Period.

(C) Restricted Stock Award Agreement. Each Restricted Stock Award shall be evidenced by an agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve.

(D) Payment for Restricted Stock. Restricted Stock Awards may be made by the Committee whereby the Holder receives Common Stock subject to those terms, conditions and restrictions established by the Committee but is not required to make any payment for said Common Stock. The Committee may also establish terms as to each Holder whereby such Holder, as a condition to the Restricted Stock Award, is required to pay, in cash or other consideration, all (or any lesser amount than all) of the fair market value of the Common Stock, determined as of the date the Restricted Stock Award is made.

Notwithstanding the above, if the Restricted Stock Award is in the form of a Restricted Stock Unit Award, the Holder shall not be entitled to receive Common Stock at any time during or after the Restriction Period. Rather, the Holder shall be entitled to a cash payment equal to the fair market value of the Common Stock at the end of the Restriction Period.

(E) Termination of Employment or Service or Death of Holder. A Restricted Stock Award shall terminate for all purposes if the Holder does not remain continuously in the employ or service of the Corporation or a subsidiary at all times during the applicable Restriction Period, except as may otherwise be determined by the Committee.”

This Amendment No. 3 shall be effective as of February 24, 2005.

PepsiAmericas, Inc.

By:	/s/ Brian D. Wenger
Its:	Secretary

Dated: February 24, 2005

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